                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                SCHEDULE 13D

                UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)

                       Western Pacific Airlines, Inc.
- --------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $.001 par value
- --------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  959080102
- --------------------------------------------------------------------------------
                               (CUSIP Number)

                               Ivan Irwin, Jr.
                         Hunt Petroleum of Texas, Inc.
                           5000 Thanksgiving Tower
                            Dallas, Texas  75201
                               (214) 922-1010
- --------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                               Communications)

                                June 6, 1996
- --------------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

The Exhibit Index required by Rule 0-(c) is located at page 48 of this filing.

                     (Continued on the  following page(s))
                               Page 1 of 60 Pages

CUSIP NO. 959080102                  13D                     Page 2 of 60 Pages
- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Hunt Petroleum of Texas, Inc.
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     AF
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    1,250,000
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      1,250,000
        WITH              ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,250,000
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.4%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     CO
- -----------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 3 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Tom Hunt, as trustee
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     AF

- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    0
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     83,200
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      0
        WITH
                          ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   83,200
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     83,200
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                               [x]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.6%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     IN
- -----------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 4 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     James L. Parker, as trustee
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     AF
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    0
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     83,200
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      0
        WITH              ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   83,200
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     83,200
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [x]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.6%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     IN
- -----------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 5 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
           1             NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Margaret Hunt Hill, as trustee
- -----------------------------------------------------------------------------------------------------------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
           4             SOURCE OF FUNDS*

                         AF
- -----------------------------------------------------------------------------------------------------------------------
           5             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
           6             CITIZENSHIP OR PLACE OF ORGANIZATION

                         Texas
- -----------------------------------------------------------------------------------------------------------------------
                           7       SOLE VOTING POWER
       NUMBER OF                   0
         SHARES           ---------------------------------------------------------------------------------------------
      BENEFICIALLY         8       SHARED VOTING POWER
        OWNED BY
          EACH                     83,200
       REPORTING          ---------------------------------------------------------------------------------------------
         PERSON            9       SOLE DISPOSITIVE POWER
          WITH                     0
                          ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   83,200
- -----------------------------------------------------------------------------------------------------------------------
           11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         83,200
- -----------------------------------------------------------------------------------------------------------------------
           12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [x]
- -----------------------------------------------------------------------------------------------------------------------
           13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         0.6%
- -----------------------------------------------------------------------------------------------------------------------
           14            TYPE OF REPORTING PERSON*

                         IN
- -----------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 6 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Ivan Irwin, Jr., individually and as trustee
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     PF, AF
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    20,334
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      20,334
        WITH              ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     20,334
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.2%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     IN
- -----------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 7 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     James R. Wikert
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]

- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     PF
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    216,500
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      216,500
        WITH              ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     216,500
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [x]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.6%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     IN
- -----------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 8 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Danny Bowlin, as trustee
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     AF
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    50,400
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      50,400
        WITH              ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     50,400
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     IN
- -----------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 9 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     AGH Aviation, Ltd.
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     WC
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    50,000
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      50,000
        WITH              ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     50,000
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     PN
- -----------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 10 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     AHT Financial, Inc.
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     WC
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    40,000
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      40,000
        WITH
                          ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     40,000
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.3%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     CO
- -----------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 11 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Lyda Hill, as trustee
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
                     SEC USE ONLY
          3
- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     AF
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    27,000
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      27,000
        WITH              ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     27,000
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [x]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.2%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     IN
- -----------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 12 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Heather Victoria Hill
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     PF
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    4,000
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      4,000
        WITH              ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     4,000
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.7%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     IN
- -----------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 13 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Albert G. Hill, III
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     PF
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    1,000
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      1,000
        WITH
                          ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,000
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.7%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     IN
- -----------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 14 of 60 Pages


- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Alinda Hill Wikert, individually and as custodian
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     PF, AF
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
      NUMBER OF                    4,800
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY          8        SHARED VOTING POWER
      OWNED BY                     0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON                      4,800
        WITH              ---------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                   0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     4,800
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [x]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.0%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     IN
- -----------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 15 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Wesley Hill Wisenbaker
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     PF
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
      NUMBER OF                     300
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY           8        SHARED VOTING POWER
      OWNED BY                      0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING            9        SOLE DISPOSITIVE POWER
       PERSON                       300
        WITH
                          ---------------------------------------------------------------------------------------------
                          10        SHARED DISPOSITIVE POWER
                                    0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     300
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.0%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     IN
- -----------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 16 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     C.J. Donnally, Jr., as trustee
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     AF
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
      NUMBER OF                     28,000
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY           8        SHARED VOTING POWER
      OWNED BY                      0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING            9        SOLE DISPOSITIVE POWER
       PERSON                       28,000
        WITH              ---------------------------------------------------------------------------------------------
                          10        SHARED DISPOSITIVE POWER
                                    0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     28,000
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.2%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     IN
- -----------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 17 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     AGH Air Partners I
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     OO
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
      NUMBER OF                     90,000
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY           8        SHARED VOTING POWER
      OWNED BY                      0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING            9        SOLE DISPOSITIVE POWER
       PERSON                       90,000
        WITH              ---------------------------------------------------------------------------------------------
                          10        SHARED DISPOSITIVE POWER
                                    0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     90,000
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.7%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     PN
- -----------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 18 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Seven Falls Company
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     WC
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
      NUMBER OF                     5,000
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY           8        SHARED VOTING POWER
      OWNED BY                      0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING            9        SOLE DISPOSITIVE POWER
       PERSON                       5,000
        WITH              ---------------------------------------------------------------------------------------------
                          10        SHARED DISPOSITIVE POWER
                                    0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,000
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.0%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     CO
- -----------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 19 of 60 Pages



- -----------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Free Throw, Inc.
- -----------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a)     [ ]
                                                                                                      (b)     [x]
- -----------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------
          4          SOURCE OF FUNDS*

                     OO
- -----------------------------------------------------------------------------------------------------------------------
          5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

- -----------------------------------------------------------------------------------------------------------------------
          6          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
- -----------------------------------------------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
      NUMBER OF                     31,141
       SHARES             ---------------------------------------------------------------------------------------------
    BENEFICIALLY           8        SHARED VOTING POWER
      OWNED BY                      0
        EACH              ---------------------------------------------------------------------------------------------
      REPORTING            9        SOLE DISPOSITIVE POWER
       PERSON                       31,141
        WITH              ---------------------------------------------------------------------------------------------
                          10        SHARED DISPOSITIVE POWER
                                    0
- -----------------------------------------------------------------------------------------------------------------------
         11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     31,141
- -----------------------------------------------------------------------------------------------------------------------
         12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
- -----------------------------------------------------------------------------------------------------------------------
         13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.2%
- -----------------------------------------------------------------------------------------------------------------------
         14          TYPE OF REPORTING PERSON*

                     CO
- -----------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 959080102                  13D                     Page 20 of 60 Pages


Item 1.  Security and Issuer.

     This statement relates to shares of the common stock, par value $.001 per share (the "SHARES"), of Western Pacific Airline, Inc., a Delaware corporation (the "COMPANY"). The principal executive offices of the Company are at 2864 S. Circle Drive, Suite 1100, Colorado Springs, Colorado 80906, and its telephone number at such address is (719) 579-7737.


Item 2.  Identity and Background.

    (a)-(c), (f).    This statement is filed by Hunt Petroleum of Texas, Inc.,
a Delaware corporation ("HPTI"), Tom Hunt, as trustee ("T. HUNT"), James L. Parker, as trustee ("J. PARKER"), Margaret Hunt Hill, as trustee ("M.H. HILL"), Ivan Irwin, Jr., individually and as trustee ("I. IRWIN"), James R. Wikert ("J. WIKERT"), Danny Bowlin, as trustee ("D. BOWLIN"), AGH Aviation Ltd., a Texas limited partnership ("AGH AVIATION"), AHT Financial, Inc., a Texas corporation ("AHT"), Lyda Hill, as trustee ("L. HILL"), Heather Victoria Hill ("H.V. HILL"), Albert G. Hill, III ("A.G. HILL, III"), Alinda Hill Wikert, individually and as custodian ("A.H. WIKERT"), Wesley Hill Wisenbaker ("W.H. WISENBAKER"), C.J. Donnally, Jr. ("C.J. DONNALLY"), as trustee, AGH Air Partners I ("AGH AIR"), a Texas general partnership, Seven Falls Company, a Delaware corporation ("SEVEN FALLS"), and Free Throw, Inc., a Texas corporation ("FREE THROW") HPTI, T. Hunt, J. Parker, M.H. Hill, I. Irwin, J. Wikert, D. Bowlin, AGH Aviation, AHT, L. Hill, H.V. Hill, A.G. Hill, III, A.H. Wikert, W.H. Wisenbaker, C.J. Donnally, AGH Air, Seven Falls and Free Throw are sometimes collectively referred to herein as the "REPORTING PERSONS." The Reporting Persons hereby expressly disclaim the existence of any "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 among themselves or with any other person, with respect to the Shares.

    HPTI is a Delaware corporation with a principal business of investments. The principal executive offices of HPTI are at 5000 Thanksgiving Tower, Dallas, Texas 75201. The directors and executive officers of HPTI are T. Hunt, J. Parker, I. Irwin and Danny Bowlin. HPTI is wholly owned (and controlled) by Hunt Petroleum Corporation, a Delaware corporation ("HPC"). HPC is principally engaged in the business of oil and gas exploration and production. The directors and executive officers of HPC are T. Hunt, J. Parker, I. Irwin and M.H. Hill. HPC is owned (and controlled) by the Margaret Hunt Trust Estate and the Haroldson L. Hunt, Jr. Trust Estate. Tom Hunt is the sole trustee of the Margaret Hunt Trust Estate, and J. Parker is the sole trustee of the Haroldson L. Hunt, Jr. Trust Estate. The principal executive offices or business address of each of HPC, the Margaret Hunt Trust Estate, Tom Hunt, the Haroldson L. Hunt, Jr. Trust Estate and James L. Parker is 5000 Thanksgiving Tower, Dallas, Texas 75201.

    J. Parker is a trustee of the Lyda Hunt-Margaret Trusts-Alinda Hunt Hill
and the Lyda Hunt-Margaret Trusts-Lyda Hill.   He is principally employed as
President and a director of HPC and President and director of HPTI. J. Parker is a U.S. citizen.

    T. Hunt is a trustee of the Lyda Hunt-Margaret Trusts-Alinda Hunt Hill and the Lyda Hunt-Margaret Trusts-Lyda Hill. He is principally employed as Chairman of the Board of Directors of HPC and Vice President and director of HPTI. T. Hunt is a U.S. citizen.

    M.H. Hill is a trustee of the Lyda Hunt-Margaret Trusts-Alinda Hunt Hill and the Lyda Hunt-Margaret Trusts-Lyda Hill. She is principally employed as Vice President and a director of HPC. Her principal business address is 5000 Thanksgiving Tower, Dallas, Texas 75201. M.H. Hill is a U.S. citizen.

    I. Irwin is a director of the Company and was nominated as such by HPTI.
I. Irwin serves as Vice President of HPTI and as Vice Chairman of the Board of Directors and Executive Vice President of HPC. I. Irwin is the sole trustee of the Kevin Irwin Trust, the Drew Educational Trust and the Lane Educational Trust. I. Irwin is also Executive Vice President of U.S. Financial Corp., a Texas corporation and the general partner of AGH Aviation. His principal business address is 5000 Thanksgiving Tower, Dallas, Texas 75201. I. Irwin is a U.S. citizen.

    J. Wikert is a director of the Company and was nominated as such by HPTI.
J. Wikert is principally employed as an airline executive. J. Wikert is married to A.H Wikert, daughter of M.H. Hill. His principal business address is 3890 West Northwest Highway, Suite 700, Dallas, Texas 75220. J. Wikert is a U.S. citizen.

    D. Bowlin is the sole trustee for the Wisenbaker/Wikert 1986 Trusts, which were established for the four children of A.H. Wikert. D. Bowlin is principally employed as Senior Vice President of HPC and Vice President and a director of HPTI. His principal address is 5000 Thanksgiving Tower, Dallas, Texas 75201. D. Bowlin is a U.S. citizen.

    AGH Aviation is a Texas limited partnership with a principal business of leasing airplanes. U.S. Financial Corporation, a Texas corporation, is its general partner. A.G. Hill, Jr. is the partnership's sole limited partner. U.S. Financial Corporation is solely owned (and controlled) by Al G. Hill, Jr. ("AL G. HILL, JR."). The executive officers and directors of U.S. Financial Corporation are Al G. Hill, Jr., Mike Cockrell, I. Irwin and Richard M. Pena. Al G. Hill, Jr. and Mike Cockrell are principally employed as executives of numerous entities. Richard M. Pena is principally employed as Vice President for U.S. Financial Corporation. The principal executive offices for AGH Aviation, U.S. Financial Corporation, Al G. Hill, Jr. and each of the other

CUSIP NO. 959080102                  13D                     Page 21 of 60 Pages



executive officers and directors of U.S. Financial Corporation is located at 5000 Thanksgiving Tower, Dallas, Texas 75201. Mike Cockrell and Richard M. Pena are U.S. citizens.

    AHT is a Texas corporation with a principal business of investments. The executive officers and directors of AHT are Al G. Hill, Jr., L. Hill and Mike Cockrell. AHT is wholly-owned by the Albert Hill Trust, of which L. Hill is the sole trustee. The principal executive offices of AHT and each of its executive officers and directors are located at 5000 Thanksgiving Tower, Dallas, Texas 75201.

    L. Hill is the sole trustee for the Elisa Margaret Hill Trust and the Albert Hill Trust. L. Hill is principally involved in real estate investments. Her principal business address is 5000 Thanksgiving Tower, Dallas, Texas 75201.
L. Hill is a U.S. citizen.

    H.V. Hill is the daughter of Al G. Hill, Jr. H. V. Hill is a partner of AGH Air and is principally employed as a private investor. Her principal business address is 5000 Thanksgiving Tower, Dallas, Texas 75201. H. V. Hill is a U.S. citizen.

    A.G. Hill, III is the son of Al G. Hill, Jr. A.G. Hill, III is a partner of AGH Air and is principally employed as an investor in various entities.
A.G. Hill, III's principal business address is 5000 Thanksgiving Tower, Dallas, Texas 75201. A.G. Hill, III is a U.S. citizen.

    A.H. Wikert is the wife of J. Wikert and the daughter of M.H. Hill. A.H. Wikert is the mother of W.H. Wisenbaker, Margretta Hill Wikert and Cody McArthur Wikert. A.H. Wikert is the custodian of accounts established under the Uniform Texas Gifts to Minors Act for the benefit of Margretta Hill Wikert and Cody McArthur Wikert. A.H. Wikert is principally employed as an airline executive. Her principal business address is 5000 Thanksgiving Tower, Dallas, Texas 75201. A.H. Wikert is a U.S. citizen.

    W.H. Wisenbaker is the son of A.H. Wikert. He is principally employed as a student. His principal business address is 5000 Thanksgiving Tower, Dallas, Texas 75201. W.H. Wisenbaker is a U.S. citizen.

    C.J. Donnally is a trustee of The Margaret Hunt Hill-Albert G. Hill, III Trust, The Margaret Hunt Hill-Heather Victoria Hill Trust, the Margaret Hunt Hill-Elisa Margaret Hill Trust, The Margaret Hunt Hill-Michael Bush Wisenbaker, Jr. Trust, The Margaret Hunt Hill-Wesley Hill Wisenbaker Trust, The Margaret Hunt Hill-Cody McArthur Wikert Trust and The Margaret Hunt Hill-Margretta Hill Wikert Trust. He is principally employed as a stockbroker. His principal business address is 200 Crescent Court, Suite 1200, Dallas, Texas 75201. C.J. Donnally is a U.S. citizen.

    AGH Air is a Texas general partnership with a principal business of investments. The general partners of AGH Air are The Hill 1980 Trusts (defined herein), Al G. Hill, Jr., A. G. Hill, III, Elisa Margaret Hill ("E.M. HILL"), H.V. Hill and AGH Productions, Inc. ("AGH PRODUCTIONS"). Al G. Hill, Jr. is principally employed as an investor in various entities. Al G. Hill, Jr., the son of M.H. Hill and the father of A.G. Hill, III, serves as a limited partner to AGH Aviation and trustee of a group of trusts commonly referred to as The Hill 1980 Trusts. The Hill 1980 Trusts include The Hill Grandchildren's Trust-Albert G. Hill, III, The Hill Grandchildren's Trust-Elisa Margaret Hill, The Hill Grandchildren's Trust-Heather Victoria Hill, The Hill Grandchildren's Trust-Cody McArthur Wikert, The Hill Grandchildren's Trust-Margretta Hill Wikert, The Hill Grandchildren's Trust-Michael Bush Wisenbaker, Jr. and The Hill Grandchildren's Trust-Wesley Hill Wisenbaker. E.M. Hill, the daughter of Al G. Hill, Jr., is principally employed as a student. AGH Productions is a Texas corporation with a principal business of film production. The directors and executive officers of AGH Productions are Al G. Hill, Jr., Mike Cockrell and Michael Liddle. Michael Liddle is principally employed in the aircraft chartering industry. The executive offices or principal place of business for each of Al G. Hill, Jr., E.M. Hill and AGH Productions is located at 5000 Thanksgiving Tower, Dallas, Texas 75201. Michael Liddle is located at 3890 W. Northwest Highway, Suite 304, Dallas, Texas 75220. Each of Al G. Hill, Jr., E.M. Hill and Michael Liddle is a U.S. citizen.

    Free Throw is a Texas corporation with a principal business of leasing airplanes. The directors and executive officers of Free Throw are W. Jeptha Thornton, J. Wikert and Ralph Koti. W. Jeptha Thornton is principally employed as an investor. Ralph Koti is principally employed as an attorney in private practice. The executive offices of Free Throw, W. Jeptha Thornton and Ralph Koti are located at 8629 Lemmon Avenue, Hanger H, Dallas, Texas 75209. W. Jeptha Thornton and Ralph Koti are U.S. citizens.

    Seven Falls is a Delaware corporation with a principal business of operating a scenic attraction park. The directors and executive officers of Seven Falls are L. Hill, Al G. Hill, Jr. and M.H. Hill. The principal executive offices of Seven Falls are at 5000 Thanksgiving Tower, Dallas, Texas 75201.

    (d)-(e).     None of the named above has, during the past five (5) years,
(i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining

CUSIP NO. 959080102                  13D                     Page 22 of 60 Pages



future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration.

    (a) HPTI is the beneficial owner of 1,250,000 Shares, acquired for a total purchase price of $5,000,000. Such funds were acquired through an intercompany loan from HPC.

    (b) T. Hunt is the beneficial owner of 83,200 Shares, all of which were acquired with cash on hand. Of such number, 75,000 Shares are held of record by the Lyda Hunt-Margaret Trusts-Alinda Hunt Hill for a total purchase price of $150,000, and 8,200 are held of record by the Lyda Hunt-Margaret Trusts-Lyda Hill for a total purchase price of $139,660. T. Hunt is a trustee of both trusts. Excluded from the Shares beneficially owned by T. Hunt are 1,250,000 Shares owned by HPTI as set forth above in subparagraph (a), which Shares could be attributed to him as trustee of the Margaret Hunt Trust Estate, a significant stockholder of HPC, which is in turn the sole stockholder of HPTI.
T. Hunt disclaims beneficial ownership of the Shares owned by HPTI.

    (c) J. Parker is the beneficial owner of 83,200 Shares, all of which were acquired with cash on hand. Of such number, 75,000 Shares are held of record by the Lyda Hunt-Margaret Trusts-Alinda Hunt Hill for a total purchase price of $150,000, and 8,200 are held of record by the Lyda Hunt-Margaret Trusts-Lyda Hill for a total purchase price of $139,660. J. Parker is a trustee of both trusts. Excluded from the Shares beneficially owned by J. Parker are 1,250,000 Shares owned by HPTI as set forth above in subparagraph (a), which Shares could be attributed to him as trustee of the Haroldson L. Hunt, Jr. Trust Estate, a significant stockholder of HPC, which is in turn the sole stockholder of HPTI.
J. Parker disclaims beneficial ownership of the Shares owned by HPTI.

    (d)  M.H. Hill is the beneficial owner of 83,200 Shares, all of which were
acquired with cash on hand.   Of such number, 75,000 Shares are held of record
by the Lyda Hunt-Margaret Trusts-Alinda Hunt Hill for a total purchase price of $150,000, and 8,200 are held of record by the Lyda Hunt-Margaret Trusts-Lyda Hill for a total purchase price of $139,660. M. Hill is a trustee of both trusts.

    (e) I. Irwin is the beneficial owner of 20,334 Shares, including 10,034 Shares owned directly by him, which Shares he purchased for a total purchase price of $82,304. Also included in the total Shares beneficially owned by I. Irwin are (i) 10,000 Shares that he has a right to acquire for $6.00 per share within 60 days after the filing of this statement pursuant to a stock option granted by the Company, (ii) 100 Shares owned by the Kevin Irwin Trust, of which I. Irwin is the sole trustee, (iii) 100 Shares owned by the Drew Educational Trust, of which I. Irwin is the sole trustee and (iv) 100 Shares owned by the Lane Educational Trust, of which I. Irwin is the sole trustee. All Shares owned by I. Irwin and the trusts of which he is the trustee were acquired with cash on hand.

    (f) J. Wikert is the beneficial owner of 216,500 Shares, including 206,500 Shares owned directly by him. The 206,500 Shares owned directly by him, were acquired for a total purchase price of $1,295,000. Of such number 170,500 Shares were purchased with cash on hand. The cash consideration for the remaining 36,000 Shares was acquired through a loan for $410,000 from Smith, Barney, Harris, Upham & Co. ("SMITH BARNEY"). From the proceeds of the loan from Smith Barney (the "SMITH BARNEY LOAN"), J. Wikert purchased a total of 67,141 Shares. The purchase price of 33,000 Shares was $10.88 and the remaining 34,141 were acquired through debt forgiveness resulting in an average purchase price of $14.50 for all 67,141 Shares. Of the 67,141 Shares, J. Wikert is the holder of record of 36,000 Shares. The remaining 31,141 Shares are held of record by Free Throw. The collateral for the Smith Barney Loan was 70,500 Shares held of record by J. Wikert. Also included in the total Shares of which J. Wikert is the beneficial owner are 10,000 Shares that he has the right to acquire for $6.00 per share within 60 days after the filing of this statement pursuant to a stock option granted by the Company. Excluded from the Shares beneficially owned by J. Wikert are 50,400 Shares owned by the Wisenbaker/Wikert 1986 Trusts and 75,000 Shares owned by the Lyda Hunt-Margaret Trusts-Alinda Hunt Hill. J. Wikert disclaims beneficial ownership of such excluded Shares.

    (g) D. Bowlin is the beneficial owner of 50,400 Shares. Such Shares are held of record by the Wisenbaker/Wikert 1986 Trusts, of which he is the sole trustee, and were acquired by such trusts for a total purchase price of $107,600 with cash on hand.

    (h) AGH Aviation is the beneficial owner of 50,000 Shares acquired for a total purchase price of $300,000. Such Shares were purchased with cash on hand resulting from a capital contribution of $300,000 by the limited partner, Al G. Hill, Jr.

    (i) AHT is the beneficial owner of 40,000 Shares for a total purchase price of $617,500. Such Shares were acquired with cash on hand.

CUSIP NO. 959080102                  13D                     Page 23 of 60 Pages



    (j) H.V. Hill is the beneficial owner of 4,000 Shares. Such Shares were acquired for a total purchase price of $65,500 with cash on hand.

    (k) L. Hill is the beneficial owner of 27,000 Shares. Of such number, 25,000 Shares are held of record by the Albert Hill Trust, of which she is the sole trustee, and were acquired for a total purchase price of $430,625. Such Shares were purchased on behalf of the Albert Hill Trust with cash on hand.
The other 2,000 Shares beneficially owned by L. Hill are held of record by the Elisa Margaret Hill Trust, of which L. Hill is the sole trustee, and were acquired for a total purchase price of $38,000. Of such 2,000 Shares, all were purchased with cash on hand. Excluded from the Shares beneficially owned by L. Hill are 20,000 Shares owned by AHT which could be attributed to her as sole trustee of the Albert Hill Trust, which in turn controls AHT. L. Hill expressly disclaims beneficial ownership of the Shares owned by AHT.

    (l) A.G. Hill, III is the beneficial owner of 1,000 Shares. Such Shares were acquired for a total purchase price of $19,000 with cash on hand.

    (m) A.H. Wikert is the beneficial owner of 4,800 Shares. Of such number, 4,600 Shares are held of record by her, and were acquired for a total purchase price of $75,140. Of the remaining 200 Shares beneficially owned by A.H. Wikert, 100 Shares are held in an account established under the Texas Uniform Gifts to Minors Act for the benefit of Margretta Hill Wikert, for a total purchase price of $1,900 and 100 Shares are held in an account established under the Texas Uniform Gifts to Minors Act for the benefit of Cody McArthur Wikert, for a total purchase price of $1,900. A.H. Wikert is the custodian of both accounts. All Shares owned directly by A.H. Wikert or held in accounts of which A.H. Wikert is the custodian, were acquired with cash on hand.

    (n) C.J. Donnally is the beneficial owner of 28,000 Shares, all of which were acquired with cash on hand. Of such number, 4,000 Shares are held of record by the Margaret Hunt Hill-Albert G. Hill, III Trust for a total purchase price of $51,520; 4,000 Shares are held of record by the Margaret Hunt Hill-Heather Victoria Hill Trust for a total purchase price of $51,520; 4,000 Shares are held of record by the Margaret Hunt Hill-Elisa Margaret Hill Trust for a total purchase price of $51,520; 4,000 Shares are held of record by the Margaret Hunt Hill-Michael Bush Wisenbaker, Jr. Trust for a total purchase price of $51,520; 4,000 Shares are held of record by the Margaret Hunt Hill-Wesley Hill Wisenbaker Trust for a total purchase price of $51,520; 4,000 Shares are held of record by the Margaret Hunt Hill-Cody McArthur Wikert Trust for a total purchase price of $51,520; and 4,000 Shares are held of record by the Margaret Hunt Hill- Margretta Hill Wikert Trust for a total purchase price of $51,520. C.J. Donnally is the sole trustee of all such trusts.

    (o) AGH Air is the beneficial owner of 90,000 Shares. Such Shares were purchased from the proceeds of borrowings secured by a standard margin account arrangement with Smith Barney for a total purchase price of $1,475,524.

    (p) W. H. Wisenbaker is the beneficial owner of 300 Shares acquired for a total purchase price of $5,700. Such Shares were purchased with cash on hand.

    (q) Free Throw is the beneficial owner of 31,141 Shares. Such Shares were acquired as set forth above in subparagraph (f).

    (r) Seven Falls has acquired beneficial ownership of 5,000 Shares for a total purchase price of $82,005. Such Shares were acquired with cash on hand.


Item 4.  Purpose of Transaction.

         The Reporting Persons have purchased the Shares for investment purposes. Each of the Reporting Persons believes that ownership of the Shares represents an attractive investment opportunity at this time. Any of the Reporting Persons may purchase additional Shares either in the open market or in private transactions, depending of his or its evaluation of the Company's business, prospects and financial condition, the market for the Shares, economic conditions, money and stock market conditions and other future developments. Depending on the same factors, any of the Reporting Persons may decide to sell all or part of his or its investment in the Shares, although none of them have any current intention to do so.

    Except as set forth in this Item 4, none of the Reporting Persons (or any of the others persons named above) have any plans or proposals that relate to or would result in any of the actions specified in clauses (a)-(j) of Item 4 of
Schedule 13D.

CUSIP NO. 959080102                  13D                     Page 24 of 60 Pages


Item 5.  Interest in Securities of the Issuer.

    (a) The aggregate number and percentage of the Shares beneficially owned (identifying those Shares for which there is a right to acquire) by each of the Reporting Persons, and for all of the Reporting Persons, is set forth in Item 1 above and on Schedule I attached hereto and incorporated herein in full by reference thereto. The existence of any "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 among the Reporting Persons or any of them with any other persons is hereby expressly disclaimed.

    (b) Schedule I attached hereto shows the number of Shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition and shared power to dispose or to direct the disposition, for each of the Reporting Persons. The applicable information required by Item 2 with respect to each person with whom the power to vote or to direct the vote or to dispose or to direct the disposition is set forth in Item 2 above.

    (c) None of the Reporting Persons have effected any transactions in the Shares in the last 60 days except as set forth on Schedule II attached hereto.

    (d)  Not applicable.

    (e)  Not applicable.


Item 6. Contracts, Arrangements, Understandings or Relations with Respect to Securities of the Issuer.

    Attached hereto as Exhibit A and incorporated herein by reference is a copy of the Joint Filing Agreement.

    As indicated in Item 3 above, certain purchases of the Shares were financed by means of margin accounts pursuant to the standard form margin agreement of Smith Barney.

    In addition, of the Shares beneficially owned by J. Wikert, 70,500 Shares held of record by J.Wikert have been pledged as collateral to secure the borrowings for the Smith Barney Loan as set forth above in Item 3.

Item 7.  Material to be Filed as Exhibits.

    Exhibit A    Joint Filing Agreement dated as of June 13, 1996.
    Exhibit B    Power of Attorney executed by James R.  Wikert.
    Exhibit C    Power of Attorney executed by Lyda Hill.
    Exhibit D    Power of Attorney executed by AHT Financial, Inc.
    Exhibit E    Power of Attorney executed by Heather Victoria Hill.
    Exhibit F    Power of Attorney executed by Albert G. Hill, III.
    Exhibit G    Power of Attorney executed by Wesley Hill Wisenbaker.
    Exhibit H    Power of Attorney executed by C.J. Donnally, Jr.
    Exhibit I    Power of Attorney executed by AGH Air Partners I.
    Exhibit J    Power of Attorney executed by Seven Falls Company.
    Exhibit K    Power of Attorney executed by Free Throw, Inc.

CUSIP NO. 959080102                  13D                     Page 25 of 60 Pages




                                   SCHEDULE I

                               REPORTING PERSONS

                                                                                               AGGREGATE
                                                                                               AMOUNT OF     PERCENT OF
                                      SOLE         SHARED          SOLE          SHARED         SHARES          CLASS
                                     VOTING        VOTING      DISPOSITIVE     DISPOSITIVE   BENEFICIALLY   BENEFICIALLY
                                     POWER          POWER         POWER           POWER          OWNED          OWNED
                                 -------------  ------------- -------------- -------------- --------------  -------------
 Hunt Petroleum of Texas, Inc. .     1,250,000        -0-          1,250,000            -0-      1,250,000           9.4%
 James L. Parker (1) . . . . . .           -0-     83,200                -0-         83,200         83,200           0.6%
 Tom Hunt (2)  . . . . . . . . .           -0-     83,200                -0-         83,200         83,200           0.6%
 Margaret Hunt Hill (3)  . . . .           -0-     83,200                -0-         83,200         83,200           0.6%
 James R. Wikert (4) . . . . . .       216,500        -0-            216,500            -0-        216,500           1.6%
 Ivan Irwin Jr. (5)  . . . . . .        20,334        -0-             20,334            -0-         20,334           0.2%
 D. Bowlin (6) . . . . . . . . .        50,400        -0-             50,400            -0-         50,400           0.4%
 AGH Aviation Ltd. . . . . . . .        50,000        -0-             50,000            -0-         50,000           0.4%
 AHT Financial, Inc. . . . . . .        40,000        -0-             40,000            -0-         40,000           0.3%
 Lyda Hill (7) . . . . . . . . .        27,000        -0-             27,000            -0-         27,000           0.2%
 Heather Victoria Hill . . . . .         4,000        -0-              4,000            -0-          4,000           0.0%
 Albert G. Hill, III . . . . . .         1,000        -0-              1,000            -0-          1,000           0.0%
 Alinda Hill Wikert (8)  . . . .         4,800        -0-              4,800            -0-          4,800           0.0%
 Wesley Hill Wisenbaker  . . . .           300        -0-                300            -0-            300           0.0%
 C.J. Donnally (9) . . . . . . .        28,000        -0-             28,000            -0-         28,000           0.2%
 AGH Air Partners I  . . . . . .        90,000        -0-             90,000            -0-         90,000           0.7%
 Seven Falls Company . . . . . .         5,000        -0-              5,000            -0-          5,000           0.0%
 Free Throw, Inc.  . . . . . . .        31,141        -0-             31,141            -0-         31,141           0.2%

 TOTAL . . . . . . . . . . . . .     1,825,475     83,200          1,825,475         83,200      1,908,675          14.4%
                                     =========     ======          =========         ======      =========          ====

CUSIP NO. 959080102                  13D                     Page 26 of 60 Pages



                                  SCHEDULE 13D

                                   SCHEDULE I

                                   FOOTNOTES

(1) Includes 75,000 Shares held of record by the Lyda Hunt-Margaret Trusts-Alinda Hunt Hill, of which James L. Parker is a trustee and 8,200 Shares held of record by the Lyda Hunt-Margaret Trusts-Lyda Hill, of which James L. Parker is a trustee. Excludes 1,250,000 Shares held of record by Hunt Petroleum of Texas, Inc., which Shares could be attributed to James L. Parker as the sole trustee of the Haroldson L. Hunt, Jr. Trust Estate, a significant stockholder of Hunt Petroleum Corporation, which is in turn the sole stockholder of Hunt
         Petroleum of Texas, Inc.   James L. Parker expressly disclaims
         beneficial ownership of the Shares held by Hunt Petroleum of Texas, Inc.

(2) Includes 75,000 Shares held of record by the Lyda Hunt-Margaret Trusts-Alinda Hunt Hill, of which Tom Hunt is a trustee and 8,200 Shares held of record by the Lyda Hunt-Margaret Trusts-Lyda Hill, of which Tom Hunt is a trustee. Excludes 1,250,000 Shares held of record by Hunt Petroleum of Texas, Inc., which Shares could be attributed to Tom Hunt as the sole trustee of the Margaret Hunt Trust Estate, a significant stockholder of Hunt Petroleum Corporation, which is in turn the sole stockholder of Hunt Petroleum of Texas, Inc. Tom Hunt expressly disclaims beneficial ownership of the Shares held by Hunt Petroleum of Texas, Inc.

(3) Includes 75,000 Shares held of record by the Lyda Hunt-Margaret Trusts-Alinda Hunt Hill, of which Margaret Hunt Hill is a trustee and 8,200 Shares held of record by the Lyda Hunt-Margaret Trusts-Lyda Hill, of which Margaret Hunt Hill is a trustee.

(4) Includes 206,500 Shares and vested options to purchase 10,000 Shares at $6.00 per share pursuant to a stock option granted under the 1995 Directors' Option Plan for a total of 25,000 Shares. The option is exercisable as to 10,000 Shares on July 28, 1995 and as to 7,500 additional Shares on each of July 28, 1996 and July 28, 1997. Excludes 75,000 Shares owned by the Lyda Hunt-Margaret Trusts-Alinda Hunt Hill and 50,400 Shares owned by the Wisenbaker/Wikert 1986 Trusts, as to which Shares James R. Wikert disclaims beneficial ownership.

(5) Includes 10,034 Shares and vested options to purchase 10,000 Shares at $6.00 per share pursuant to a stock option granted under the 1995 Directors' Option Plan for a total of 25,000 Shares. The option is exercisable as to 10,000 Shares on July 28, 1995 and as to 7,500 additional Shares on each of July 28, 1996 and July 28, 1997. Also includes 100 Shares held of record by the Kevin Irwin Trust, 100 Shares held of record by the Drew Educational Trust and 100 Shares held of record by the Lane Educational Trust. Ivan Irwin is the sole trustee of all three trusts.

(6) Includes 50,400 Shares held of record by the Wisenbaker/Wikert 1986 Trusts, of which Danny Bowlin is the sole trustee.

(7) Includes 25,000 Shares held of record by the Albert Hill Trust, of which Lyda Hill is the sole trustee, and 2,000 Shares held of record by the Elisa Margaret Hill Trust, of which Lyda Hill is the sole trustee. Excludes 20,000 Shares held by AHT Financial, Inc., which Shares may be deemed to be beneficially owned by Lyda Hill as a result of her being the sole trustee of the Albert Hill Trust, which is in turn the sole stockholder of AHT Financial, Inc. Lyda Hill disclaims beneficial ownership of the Shares owned by AHT Financial, Inc.

CUSIP NO. 959080102                  13D                     Page 27 of 60 Pages



(8) Includes 4,600 Shares held of record by Alinda Hill Wikert, 100 Shares held for the benefit of Margretta Hill Wikert in an account established under the Texas Uniform Gifts to Minors Act, of which Alinda Hill Wikert is the custodian and 100 Shares held for the benefit of Cody McArthur Wikert in an account established under the Texas Uniform Gifts to Minors Act, of which Alinda Hill Wikert is the custodian.

(9) Includes a total of 28,000 Shares. Of such number 4,000 Shares are held of record by each of The Margaret Hunt Hill-Albert G. Hill, III Trust, The Margaret Hunt Hill-Heather Victoria Hill Trust, The Margaret Hunt Hill- Elisa Margaret Hill Trust, The Margaret Hunt Hill-Michael Bush Wisenbaker, Jr. Trust, The Margaret Hunt Hill-Wesley Hill Wisenbaker Trust, The Margaret Hunt Hill-Cody McArthur Wikert Trust and The Margaret Hunt Hill- Margretta Hill Wikert Trust.

         The Reporting Persons expressly disclaim beneficial ownership (as used in this Schedule 13D) of the Shares excluded and expressly disclaim the existence of any "group" (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934).

CUSIP NO. 959080102                  13D                     Page 28 of 60 Pages



                                  SCHEDULE II

         From April 7, 1996, through June 7, 1996, certain Reporting Persons acquired beneficial ownership of Shares in the following transactions. All such Shares were purchased in open market transactions.



                                           DATE                              NUMBER OF
            RECORD OWNER              OF TRANSACTION      TRANSACTION        OF SHARES       PRICE PER SHARE
 ---------------------------------- ------------------ ----------------  ------------------ ------------------
 James R.  Wikert(1) . . . . . . .       05-05-96          Purchaser              67,141             $ 14.40
 Albert Hill Trust (2) . . . . . .       05-30-96          Purchaser              12,500             $ 16.00
 Albert Hill Trust (2) . . . . . .       05-30-96          Purchaser               2,500             $ 16.25
 AGH Air Partners I  . . . . . . .       06-03-96          Purchaser               5,000             $ 16.125
 Seven Falls Company . . . . . . .       06-04-96          Purchaser               3,000             $ 16.417
 AGH Air Partners I  . . . . . . .       06-06-96          Purchaser              72,000             $ 16.417
 AGH Air Partners I  . . . . . . .       06-06-96          Purchaser              13,000             $ 16.375
 Seven Falls Company . . . . . . .       06-07-96          Purchaser               2,000             $ 16.375

CUSIP NO. 959080102                  13D                     Page 29 of 60 Pages



                                  SCHEDULE 13D

                                  SCHEDULE II

                                   FOOTNOTES

(1) The purchase price for 33,000 Shares was $10.88 per share and the remaining 34,141 were acquired through debt forgiveness resulting in an average purchase price of $14.50 for all Shares. J. Wikert holds 36,000 Shares individually. The remaining 31,141 Shares are held of record by Free Throw, Inc.

(2)      Lyda Hill is the sole trustee of this trust.

CUSIP NO. 959080102                  13D                     Page 30 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        HUNT PETROLEUM OF TEXAS, INC.



                                        By:/s/ James L.  Parker
                                           -----------------------------------
                                           Name:  James L. Parker
                                           Title: President

CUSIP NO. 959080102                  13D                     Page 31 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        /s/ Tom Hunt, Trustee
                                        ---------------------------------------
                                        Tom Hunt, as trustee

CUSIP NO. 959080102                  13D                     Page 32 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        /s/ James L.  Parker
                                        ---------------------------------------
                                        James L. Parker, as trustee

CUSIP NO. 959080102                  13D                     Page 33 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        /s/ Margaret Hunt Hill, Trustee
                                        ---------------------------------------
                                        Margaret Hunt Hill, as trustee

CUSIP NO. 959080102                  13D                     Page 34 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        /s/ Ivan Irwin, Jr.
                                        ---------------------------------------
                                        Ivan Irwin, Jr., individually and as
                                        trustee

CUSIP NO. 959080102                  13D                     Page 35 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        /s/ Ivan Irwin, Jr., Attorney-in-fact
                                        ---------------------------------------
                                        James R. Wikert

CUSIP NO. 959080102                  13D                     Page 36 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        /s/ Danny Bowlin, Trustee
                                        ---------------------------------------
                                        Danny Bowlin, as trustee

CUSIP NO. 959080102                  13D                     Page 37 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        AGH AVIATION LTD.


                                        By:  U.S. FINANCIAL CORPORATION,
                                             General Partner

                                             By:/s/ Mike Cockrell
                                                -------------------------------
                                                Name:   Mike Cockrell
                                                Title:  Vice President

CUSIP NO. 959080102                  13D                     Page 38 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                       AHT FINANCIAL, INC.



                                       By: /s/ Ivan Irwin, Jr. Attorney-in-fact
                                           ------------------------------------
                                           Name:   Lyda Hill
                                           Title:  President

CUSIP NO. 959080102                  13D                     Page 39 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                       /s/ Ivan Irwin, Jr., Attorney-in-fact
                                       ---------------------------------------
                                       Lyda Hill, as trustee

CUSIP NO. 959080102                  13D                     Page 40 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        /s/ Ivan Irwin, Jr., Attorney-in-fact
                                        ---------------------------------------
                                        Heather Victoria Hill

CUSIP NO. 959080102                  13D                     Page 41 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        /s/ Ivan Irwin, Jr., Attorney-in-fact
                                        ---------------------------------------
                                        Albert G. Hill, III

CUSIP NO. 959080102                  13D                     Page 42 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        /s/ Alinda Hill Wikert
                                        ---------------------------------------
                                        Alinda Hill Wikert, individually and
                                        as custodian

CUSIP NO. 959080102                  13D                     Page 43 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        /s/ Ivan Irwin, Jr., Attorney-in-fact
                                        ---------------------------------------
                                        Wesley Hill Wisenbaker

CUSIP NO. 959080102                  13D                     Page 44 of 60 Pages



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996


                                        /s/ Ivan Irwin, Jr., Attorney-in-fact
                                        ---------------------------------------
                                        C.J. Donnally, Jr., as trustee

CUSIP NO. 959080102                  13D                     Page 45 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996



                                        AGH Air Partners I


                                        By:Ivan Irwin, Jr., Attorney-in-fact
                                        --------------------------------------
                                        Name:  Heather Victoria Hill
                                        Title: Managing Partner

CUSIP NO. 959080102                  13D                     Page 46 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996



                                      Seven Falls Company


                                      By:/s/ Ivan Irwin, Jr., Attorney-in-fact
                                      ---------------------------------------
                                      Name:  Lyda Hill
                                      Title: President

CUSIP NO. 959080102                  13D                     Page 47 of 60 Pages



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

DATED:  June 13, 1996



                                       Free Throw, Inc.


                                       By:/s/ Ivan Irwin, Jr., Attorney-in-fact
                                       ----------------------------------------
                                       Name:  James R. Wikert
                                       Title: Vice President

CUSIP NO. 959080102                  13D                     Page 48 of 60 Pages



                                 EXHIBIT INDEX


  Exhibit                                                            Page
  -------                                                            ----
     A       Joint Filing Agreement dated as of June 13, 1996         49
     B       Power of Attorney executed by James R. Wikert            51
     C       Power of Attorney executed by Lyda Hill                  52
     D       Power of Attorney executed by AHT Financial, Inc.        53
     E       Power of Attorney executed by Heather Victoria Hill      54
     F       Power of Attorney executed by Albert G.  Hill, III       55
     G       Power of Attorney executed by Wesley Hill Wisenbaker     56
     H       Power of Attorney executed by C.J.Donnally, Jr.          57
     I       Power of Attorney executed by AGH Air Partners I         58
     J       Power of Attorney executed by Seven Falls Company        59
     K       Power of Attorney executed by Free Throw, Inc.           60

CUSIP NO. 959080102                  13D                     Page 49 of 60 Pages



                                   EXHIBIT A

                             JOINT FILING AGREEMENT


         In accordance with Rule 13-d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Western Pacific Airlines, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.
In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of the 13th day of June, 1996.


                                        HUNT PETROLEUM OF TEXAS, INC.


                                        By:/s/ James L.  Parker
                                           ------------------------------------
                                              Name:   James L. Parker
                                              Title:  President


                                        /s/ James L.  Parker
                                        ---------------------------------------
                                        James L. Parker, as trustee


                                        /s/ Tom Hunt, Trustee
                                        ---------------------------------------
                                        Tom Hunt, as trustee


                                        /s/ Margaret Hunt Hill, Trustee
                                        ---------------------------------------
                                        Margaret Hunt Hill, as trustee


                                        /s/ Ivan Irwin, Jr.
                                        ---------------------------------------
                                        Ivan Irwin, Jr., individually and
                                        as trustee


                                        /s/ Ivan Irwin, Jr., Attorney-in-fact
                                        ---------------------------------------
                                        James R. Wikert


                                        /s/ Danny Bowlin, Trustee
                                        ---------------------------------------
                                        Danny Bowlin, as trustee



                                        AGH AVIATION, LTD.

                                        By: U.S. FINANCIAL CORPORATION, General
                                            Partner


                                            By: /s/ Mike Cockrell
                                                -------------------------------
                                                Name:   Mike Cockrell
                                                Title:  Vice President

CUSIP NO. 959080102                  13D                     Page 50 of 60 Pages



                                      AHT FINANCIAL, INC.


                                      By:/s/ Ivan Irwin, Jr., Attorney-in-fact
                                         --------------------------------------
                                         Name:   Lyda Hill
                                         Title:  President


                                      /s/ Ivan Irwin, Jr., Attorney-in-fact
                                      -----------------------------------------
                                      Lyda Hill, as trustee


                                      /s/ Ivan Irwin, Jr., Attorney-in-fact
                                      -----------------------------------------
                                      Heather Victoria Hill


                                      /s/ Ivan Irwin, Jr., Attorney-in-fact
                                      -----------------------------------------
                                      Albert G. Hill, III


                                      /s/ Alinda Hill Wikert
                                      -----------------------------------------
                                      Alinda Hill Wikert, individually and
                                      as custodian


                                      /s/ Ivan Irwin, Jr., Attorney-in-fact
                                      -----------------------------------------
                                      Wesley Hill Wisenbaker


                                      /s/ Ivan Irwin, Jr., Attorney-in-fact
                                      -----------------------------------------
                                      C.J. Donnally, Jr., as trustee


                                      AGH AIR PARTNERS I


                                      By:/s/ Ivan Irwin, Jr., Attorney-in-fact
                                         --------------------------------------
                                         Name:   Heather Victoria Hill
                                         Title:  Managing Partner


                                      SEVEN FALLS COMPANY


                                      By:/s/ Ivan Irwin, Jr., Attorney-in-fact
                                         --------------------------------------
                                         Name:   Lyda Hill
                                         Title:  President


                                      FREE THROW, INC.


                                      By:/s/ Ivan Irwin, Jr., Attorney-in-fact
                                         --------------------------------------
                                         Name:   James R. Wikert
                                         Title:  Vice President

CUSIP NO. 959080102                  13D                     Page 51 of 60 Pages



                                   EXHIBIT B

                               POWER OF ATTORNEY



STATE OF TEXAS     Section

COUNTY OF DALLAS   Section

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned individual hereby constitutes and appoints IVAN IRWIN, JR. his true and lawful attorney-in-fact and agent with full power of substitution for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, and file any and all schedules, reports, forms or other filings deemed necessary, appropriate or convenient under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, with respect to beneficial ownership of shares of Common Stock , $.001 par value, of Western Pacific Airlines, Inc. ("Common Stock") and changes in such ownership, including, but not limited to, statements on Schedule 13D or Schedule 13G relating to beneficial ownership of shares of Common Stock, any Forms 3, 4 or 5 that may be required to be filed by or on behalf of the undersigned pursuant to
Section 16(a) of the Exchange Act, together with any amendment or amendments to such Schedules or Forms and all exhibits and any and all documents required to be filed with respect thereto (including agreements of joint filing), granting unto said attorney full power and authority to do and to perform each and every act and thing deemed by said attorney requisite, necessary or convenient to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present individually, hereby ratifying and confirming all that said attorney-in-fact, and agent, or his substitute or substitutes, may lawfully do or cause to be done.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 10th day of June, 1996.


                                                /s/ James R. Wikert
                                        --------------------------------------
                                                James R. Wikert

CUSIP NO. 959080102                  13D                     Page 52 of 60 Pages



                                   EXHIBIT C

                               POWER OF ATTORNEY



STATE OF TEXAS     Section

COUNTY OF DALLAS   Section

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned trustee hereby constitutes and appoints IVAN IRWIN, JR. her true and lawful attorney-in-fact and agent with full power of substitution for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, and file any and all schedules, reports, forms or other filings deemed necessary, appropriate or convenient under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, with respect to beneficial ownership of shares of Common Stock , $.001 par value, of Western Pacific Airlines, Inc. ("Common Stock") and changes in such ownership, including, but not limited to, statements on Schedule 13D or Schedule 13G relating to beneficial ownership of shares of Common Stock, any Forms 3, 4 or 5 that may be required to be filed by or on behalf of the undersigned pursuant to
Section 16(a) of the Exchange Act, together with any amendment or amendments to such Schedules or Forms and all exhibits and any and all documents required to be filed with respect thereto (including agreements of joint filing), granting unto said attorney full power and authority to do and to perform each and every act and thing deemed by said attorney requisite, necessary or convenient to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present individually, hereby ratifying and confirming all that said attorney-in-fact, and agent, or her substitute or substitutes, may lawfully do or cause to be done.

         IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 13th day of June, 1996.



                                        /s/ Lyda Hill, Trustee
                                        --------------------------------------
                                        Lyda Hill, as trustee

CUSIP NO. 959080102                  13D                     Page 53 of 60 Pages



                                   EXHIBIT D

                               POWER OF ATTORNEY



STATE OF TEXAS     Section

COUNTY OF DALLAS   Section

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned corporation hereby constitutes and appoints IVAN IRWIN, JR. its true and lawful attorney-in-fact and agent with full power of substitution for it and on its behalf and in its name, place and stead, in any and all capacities, to sign, execute, and file any and all schedules, reports, forms or other filings deemed necessary, appropriate or convenient under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, with respect to beneficial ownership of shares of Common Stock , $.001 par value, of Western Pacific Airlines, Inc. ("Common Stock") and changes in such ownership, including, but not limited to, statements on Schedule 13D or
Schedule 13G relating to beneficial ownership of shares of Common Stock, any Forms 3, 4 or 5 that may be required to be filed by or on behalf of the undersigned corporation pursuant to Section 16(a) of the Exchange Act, together with any amendment or amendments to such Schedules or Forms and all exhibits and any and all documents required to be filed with respect thereto (including agreements of joint filing), granting unto said attorney full power and authority to do and to perform each and every act and thing deemed by said attorney requisite, necessary or convenient to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present individually, hereby ratifying and confirming all that said attorney-in-fact, and agent, or its substitute or substitutes, may lawfully do or cause to be done.

         IN WITNESS WHEREOF, the undersigned has hereunto set its hand this 13th day of June, 1996.



                                        AHT FINANCIAL, INC.



                                        By: /s/ Lyda Hill, President
                                            ----------------------------------
                                            Lyda Hill
                                            President

CUSIP NO. 959080102                  13D                     Page 54 of 60 Pages



                                   EXHIBIT E

                               POWER OF ATTORNEY



STATE OF TEXAS     Section

COUNTY OF DALLAS   Section

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned individual hereby constitutes and appoints IVAN IRWIN, JR. her true and lawful attorney-in-fact and agent with full power of substitution for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, and file any and all schedules, reports, forms or other filings deemed necessary, appropriate or convenient under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, with respect to beneficial ownership of shares of Common Stock , $.001 par value, of Western Pacific Airlines, Inc. ("Common Stock") and changes in such ownership, including, but not limited to, statements on Schedule 13D or Schedule 13G relating to beneficial ownership of shares of Common Stock, any Forms 3, 4 or 5 that may be required to be filed by or on behalf of the undersigned pursuant to
Section 16(a) of the Exchange Act, together with any amendment or amendments to such Schedules or Forms and all exhibits and any and all documents required to be filed with respect thereto (including agreements of joint filing), granting unto said attorney full power and authority to do and to perform each and every act and thing deemed by said attorney requisite, necessary or convenient to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present individually, hereby ratifying and confirming all that said attorney-in-fact, and agent, or her substitute or substitutes, may lawfully do or cause to be done.

         IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 13th day of June, 1996.



                                        /s/ Heather Victoria Hill
                                        ---------------------------------------
                                        Heather Victoria Hill

CUSIP NO. 959080102                  13D                     Page 55 of 60 Pages



                                   EXHIBIT F

                               POWER OF ATTORNEY



STATE OF TEXAS     Section

COUNTY OF DALLAS   Section

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned individual hereby constitutes and appoints IVAN IRWIN, JR. his true and lawful attorney-in-fact and agent with full power of substitution for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, and file any and all schedules, reports, forms or other filings deemed necessary, appropriate or convenient under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, with respect to beneficial ownership of shares of Common Stock , $.001 par value, of Western Pacific Airlines, Inc. ("Common Stock") and changes in such ownership, including, but not limited to, statements on Schedule 13D or Schedule 13G relating to beneficial ownership of shares of Common Stock, any Forms 3, 4 or 5 that may be required to be filed by or on behalf of the undersigned pursuant to
Section 16(a) of the Exchange Act, together with any amendment or amendments to such Schedules or Forms and all exhibits and any and all documents required to be filed with respect thereto (including agreements of joint filing), granting unto said attorney full power and authority to do and to perform each and every act and thing deemed by said attorney requisite, necessary or convenient to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present individually, hereby ratifying and confirming all that said attorney-in-fact, and agent, or his substitute or substitutes, may lawfully do or cause to be done.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 13th day of June, 1996.



                                                /s/ Albert G. Hill, III
                                        ---------------------------------------
                                                Albert G. Hill, III

CUSIP NO. 959080102                  13D                     Page 56 of 60 Pages



                                   EXHIBIT G

                               POWER OF ATTORNEY



STATE OF TEXAS     Section

COUNTY OF DALLAS   Section

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned individual hereby constitutes and appoints IVAN IRWIN, JR. his true and lawful attorney-in-fact and agent with full power of substitution for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, and file any and all schedules, reports, forms or other filings deemed necessary, appropriate or convenient under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, with respect to beneficial ownership of shares of Common Stock , $.001 par value, of Western Pacific Airlines, Inc. ("Common Stock") and changes in such ownership, including, but not limited to, statements on Schedule 13D or Schedule 13G relating to beneficial ownership of shares of Common Stock, any Forms 3, 4 or 5 that may be required to be filed by or on behalf of the undersigned pursuant to
Section 16(a) of the Exchange Act, together with any amendment or amendments to such Schedules or Forms and all exhibits and any and all documents required to be filed with respect thereto (including agreements of joint filing), granting unto said attorney full power and authority to do and to perform each and every act and thing deemed by said attorney requisite, necessary or convenient to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present individually, hereby ratifying and confirming all that said attorney-in-fact, and agent, or his substitute or substitutes, may lawfully do or cause to be done.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 11th day of June, 1996.



                                               /s/ Wesley Hill Wisenbaker
                                        --------------------------------------
                                               Wesley Hill Wisenbaker

CUSIP NO. 959080102                  13D                     Page 57 of 60 Pages



                                   EXHIBIT H

                               POWER OF ATTORNEY



STATE OF TEXAS     Section

COUNTY OF DALLAS   Section

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned trustee hereby constitutes and appoints IVAN IRWIN, JR. his true and lawful attorney-in-fact and agent with full power of substitution for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, and file any and all schedules, reports, forms or other filings deemed necessary, appropriate or convenient under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, with respect to beneficial ownership of shares of Common Stock , $.001 par value, of Western Pacific Airlines, Inc. ("Common Stock") and changes in such ownership, including, but not limited to, statements on Schedule 13D or Schedule 13G relating to beneficial ownership of shares of Common Stock, any Forms 3, 4 or 5 that may be required to be filed by or on behalf of the undersigned pursuant to
Section 16(a) of the Exchange Act, together with any amendment or amendments to such Schedules or Forms and all exhibits and any and all documents required to be filed with respect thereto (including agreements of joint filing), granting unto said attorney full power and authority to do and to perform each and every act and thing deemed by said attorney requisite, necessary or convenient to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present individually, hereby ratifying and confirming all that said attorney-in-fact, and agent, or his substitute or substitutes, may lawfully do or cause to be done.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 10th day of June, 1996.



                                        /s/ C.J. Donnally, Jr
                                        --------------------------------------
                                        C. J. Donnally, Jr., as trustee

CUSIP NO. 959080102                  13D                     Page 58 of 60 Pages



                                   EXHIBIT I

                               POWER OF ATTORNEY



STATE OF TEXAS     Section

COUNTY OF DALLAS   Section

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned general partnership hereby constitutes and appoints IVAN IRWIN, JR. its true and lawful attorney-in-fact and agent with full power of substitution for it and on its behalf and in its name, place and stead, in any and all capacities, to sign, execute, and file any and all schedules, reports, forms or other filings deemed necessary, appropriate or convenient under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, with respect to beneficial ownership of shares of Common Stock , $.001 par value, of Western Pacific Airlines, Inc. ("Common Stock") and changes in such ownership, including, but not limited to, statements on Schedule 13D or
Schedule 13G relating to beneficial ownership of shares of Common Stock, any Forms 3, 4 or 5 that may be required to be filed by or on behalf of the undersigned corporation pursuant to Section 16(a) of the Exchange Act, together with any amendment or amendments to such Schedules or Forms and all exhibits and any and all documents required to be filed with respect thereto (including agreements of joint filing), granting unto said attorney full power and authority to do and to perform each and every act and thing deemed by said attorney requisite, necessary or convenient to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present individually, hereby ratifying and confirming all that said attorney-in-fact, and agent, or its substitute or substitutes, may lawfully do or cause to be done.

         IN WITNESS WHEREOF, the undersigned has hereunto set its hand this 13th day of June, 1996.



                                        AGH AIR PARTNERS I



                                        By: /s/ Heather Victoria Hill
                                            ----------------------------------
                                            Heather Victoria Hill
                                            Managing Partner

CUSIP NO. 959080102                  13D                     Page 59 of 60 Pages



                                   EXHIBIT J

                               POWER OF ATTORNEY



STATE OF TEXAS     Section

COUNTY OF DALLAS   Section

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned corporation hereby constitutes and appoints IVAN IRWIN, JR. its true and lawful attorney-in-fact and agent with full power of substitution for it and on its behalf and in its name, place and stead, in any and all capacities, to sign, execute, and file any and all schedules, reports, forms or other filings deemed necessary, appropriate or convenient under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, with respect to beneficial ownership of shares of Common Stock , $.001 par value, of Western Pacific Airlines, Inc. ("Common Stock") and changes in such ownership, including, but not limited to, statements on Schedule 13D or
Schedule 13G relating to beneficial ownership of shares of Common Stock, any Forms 3, 4 or 5 that may be required to be filed by or on behalf of the undersigned corporation pursuant to Section 16(a) of the Exchange Act, together with any amendment or amendments to such Schedules or Forms and all exhibits and any and all documents required to be filed with respect thereto (including agreements of joint filing), granting unto said attorney full power and authority to do and to perform each and every act and thing deemed by said attorney requisite, necessary or convenient to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present individually, hereby ratifying and confirming all that said attorney-in-fact, and agent, or its substitute or substitutes, may lawfully do or cause to be done.

         IN WITNESS WHEREOF, the undersigned has hereunto set its hand this 13th day of June, 1996.



                                        SEVEN FALLS COMPANY



                                        By: /s/ Lyda Hill, President
                                            ----------------------------------
                                            Lyda Hill
                                            President

CUSIP NO. 959080102                  13D                     Page 60 of 60 Pages




                                   EXHIBIT K

                               POWER OF ATTORNEY



STATE OF TEXAS     Section

COUNTY OF DALLAS   Section

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned corporation hereby constitutes and appoints IVAN IRWIN, JR. its true and lawful attorney-in-fact and agent with full power of substitution for it and on its behalf and in its name, place and stead, in any and all capacities, to sign, execute, and file any and all schedules, reports, forms or other filings deemed necessary, appropriate or convenient under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, with respect to beneficial ownership of shares of Common Stock , $.001 par value, of Western Pacific Airlines, Inc. ("Common Stock") and changes in such ownership, including, but not limited to, statements on Schedule 13D or
Schedule 13G relating to beneficial ownership of shares of Common Stock, any Forms 3, 4 or 5 that may be required to be filed by or on behalf of the undersigned corporation pursuant to Section 16(a) of the Exchange Act, together with any amendment or amendments to such Schedules or Forms and all exhibits and any and all documents required to be filed with respect thereto (including agreements of joint filing), granting unto said attorney full power and authority to do and to perform each and every act and thing deemed by said attorney requisite, necessary or convenient to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present individually, hereby ratifying and confirming all that said attorney-in-fact, and agent, or its substitute or substitutes, may lawfully do or cause to be done.

         IN WITNESS WHEREOF, the undersigned has hereunto set its hand this 10th day of June, 1996.



                                        Free Throw, Inc.



                                        By:  /s/ James R. Wikert
                                           -----------------------------------
                                             James R. Wikert
                                             Vice President